Exhibit 99.1

GOWELL TECHNOLOGY LIMITED, AN INNOVATIVE LEADER IN WELL LOGGING TECHNOLOGIES FOR THE ENERGY SECTOR, TO GO PUBLIC VIA BUSINESS COMBINATION WITH INFLECTION POINT-LED SPAC

●	GOWell is a leading global innovator in well logging technologies, offering comprehensive solutions in well integrity, environmental risk management, and production optimization for both traditional energy and energy transition markets.

●	GOWell provides software, equipment and technology solutions serving a growing $7.4 billion wireline logging market driven by aging well infrastructure and increasingly stringent well integrity regulations.

●	With a unique multi-disciplinary R&D team, an extensive patent portfolio, and long-term relationships with the major oilfield service companies and operators, GOWell is uniquely positioned for continued growth.

●	The proposed transaction values GOWell at a pro-forma enterprise value of $401.4 million.

SINGAPORE and NEW YORK – October 14, 2025 – GOWell Technology Limited (“GOWell” or the “Company”), a global one-stop-shop for innovative well logging solutions in the energy sector, and Maywood Acquisition Corp. (Nasdaq: MAYA), a SPAC led and backed by the management team of Inflection Point Asset Management, which will be renamed Inflection Point Acquisition Corp. V (“Inflection Point”), have entered into a business combination agreement (the “Business Combination Agreement” and the transactions contemplated by that agreement, the “Proposed Business Combination”). Upon completion of the transaction, the combined company will operate as GOWell Energy Technology and is expected to trade on the Nasdaq under the ticker symbol “GOW”, subject to satisfaction of listing requirements.

Founded in 2007, GOWell’s product portfolio spans well integrity, production profiling, geoscience and reservoir evaluation. These solutions serve a wide range of well types, from conventional oil and gas to emerging energy transition applications. For traditional wells, GOWell provides a comprehensive suite of wireline equipment and data interpretation services to support companies and projects globally.

Within the energy transition sector, GOWell offers innovative technologies for plug and abandonment, natural gas storage, geothermal operations and carbon capture and storage. The Company continues to collaborate with key customers worldwide to deploy and expand these technologies.

GOWell is one of the largest independent wireline equipment providers and a leading innovator in well logging diagnostics. Its technologies are designed to address complex well integrity challenges, helping operators mitigate environmental risks linked to aging or compromised wells, while enhancing well design and production performance. With a global manufacturing and procurement network, GOWell is strategically positioned with its diversified supply chain to support further expansion across international markets.

Industry trends, including aging well infrastructure, tightening regulatory standards, increased plug and abandonment activity, and the need for next-generation diagnostic tools, continue to drive strong market demand for GOWell’s solutions.

The Proposed Business Combination with Inflection Point brings together a seasoned global management team, consisting of industry veterans and renowned experts with extensive experience. GOWell’s strong operational foundation, combined with Inflection Point’s access to capital and public markets expertise, positions GOWell as one of the go-to logging solution providers for international and regional service companies in the energy sector.

Guillaume Borrel, GOWell’s CEO, commented: “This business combination marks a major milestone in our growth and is the next step towards our goal to further expand market share and geographic reach of our proprietary technologies. Asset Integrity is critical to the continued vitality of energy infrastructure around the world and prevents potential catastrophic environmental damage. This partnership with Inflection Point provides the access to capital and expertise needed to execute our strategic plans and broaden the applications of our unique technology solutions.”

Michael Blitzer, CEO and Chairman of Inflection Point, added: “We are pleased to announce our business combination with GOWell. Over the Company’s 18-year history, it has proven consistent growth through cycles while providing its proprietary technology to the largest oilfield services companies in the world. This public listing, along with its strong cash flow profile establishes the Company as a leader at an inflection point of industry consolidation. We look forward to partnering with GOWell’s best-in-class leadership team of industry veterans as they play a pivotal role in the advancement of innovative technologies across the energy sector.”

Proposed Business Combination Overview

The Proposed Business Combination implies a pro-forma combined enterprise value of $401.4 million, excluding additional earnout consideration.

Under the terms of the Business Combination Agreement, GOWell’s existing equity holders will convert 100% of their equity ownership stakes into the combined company and are expected to own approximately 64.7% of the post-combination company upon consummation of the Proposed Business Combination (excluding shares underlying warrants and shares reserved for issuance under equity compensation plans).

As a part of this business combination, Inflection Point Asset Management will lead a Convertible Preferred Share Private Investment in Public Equity (“PIPE”) of $70 million, with $20 million funded in connection with signing of the Business Combination Agreement. PIPE investors are expected to own approximately 14.8% of the post-combination company upon completion of the Proposed Business Combination.

The Proposed Business Combination is expected to be completed in early 2026, subject to customary closing conditions, including regulatory and stockholder approvals.

The combined public company is expected to be named “GOWell Energy Technology” and to list its ordinary shares on Nasdaq, subject to satisfaction of Nasdaq’s listing requirements. The Proposed Business Combination has been unanimously approved by the boards of directors of GOWell and Inflection Point.

Additional information about the Proposed Business Combination, including a copy of the Business Combination Agreement, will be provided in a Current Report on Form 8-K to be filed by Inflection Point with the U.S. Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Advisors

Haitong International Securities (USA) Inc. is acting as financial and capital markets advisor to GOWell. Cantor Fitzgerald & Co. and Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, are serving as lead financial and capital markets advisors to Inflection Point. White & Case LLP is serving as legal counsel to Inflection Point, and Hunter Taubman Fischer & Li LLC is serving as legal counsel to GOWell. Conyers Dill & Pearman is serving as Cayman Islands counsel to Inflection Point and Ogier is serving as Cayman Islands counsel to GOWell. Gateway Group is serving as investor relations and public relations advisor for the transaction.

About GOWell Technology Limited

GOWell Technology Limited is an international company that provides a wide range of innovative well logging technologies and distributed sensing solutions for energy companies globally. The Company maintains a multi-disciplinary research and development team with a robust patent portfolio of technology aimed to solve complex industry challenges. GOWell’s solutions can be applied to a wide range of wells from traditional energy to energy transition. The Company has a global, diverse customer base with long-term relationships with the key major oil service companies and operators in the energy sector. Headquartered in Singapore, GOWell has a global manufacturing and procurement network, with regional hubs in the United States, UAE and China in addition to regional operations that cover more than 50 countries.

For more information about GOWell Technology Limited, visit www.gowell.energy.

About Maywood Acquisition Corp.

Maywood Acquisition Corp. (Nasdaq: MAYA) is a special purpose acquisition company (SPAC) formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that relate to GOWell’s current expectations and view of future events. Forward-looking statements generally are accompanied by words such as “anticipate”, “could”, “estimate”, “may”, “potential”, “project”, “should”, “will” and other similar expressions, or the negative of these terms or other comparable terminology, that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics; the size and growth potential of the markets for GOWell’s technology; statements about GOWell’s business strategy; statements about the development of GOWell’s technology; potential benefits of the Proposed Business Combination; and expectations relating to the Proposed Business Combination, including the proceeds of the Proposed Business Combination and GOWell’s expected cash runway. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to changes in domestic and foreign business, market, financial, political, and legal conditions; the inability of the parties to successfully or timely enter into definitive agreements with respect to the Proposed Business Combination or consummate the Proposed Business Combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions (such as any SEC statements or enforcements or other actions relating to SPACs) that could adversely affect the post-business combination entity or the expected benefits of the Proposed Business Combination, or the risk that Inflection Point’s shareholders and/or GOWell’s shareholders do not approve the Proposed Business Combination; failure to realize the anticipated benefits of the Proposed Business Combination; risks relating to the uncertainty of the projected financial information with respect to GOWell and the post-business combination entity; risks related to potential fluctuations in the oil and gas industries; the impact of competitive technologies; ability to obtain sufficient supply of materials; ability to negotiate and enter into definitive agreements with customers and/or suppliers on favorable terms, if at all; ability to attract and retain qualified personnel; the impact of competing technologies on GOWell’s business; ability to obtain additional financing as and when needed, on terms satisfactory to GOWell or at all; global economic and political conditions; legal and regulatory changes; the outcome of any legal proceedings that may be instituted against Inflection Point or GOWell related to the Proposed Business Combination; intellectual property-related claims; the amount of redemption requests made by Inflection Point’s public shareholders; and those factors discussed in documents Inflection Point has filed or will file with the SEC.

If any of these risks materialize or Inflection Point’s or GOWell’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Inflection Point nor GOWell presently know or that Inflection Point and GOWell currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Inflection Point’s and GOWell’s expectations, plans, or forecasts of future events and views as of the date of this Report and are qualified in their entirety by reference to the cautionary statements herein. Inflection Point and GOWell anticipate that future events and developments will cause Inflection Point’s and GOWell’s assessments to change. These forward-looking statements should not be relied upon as representing Inflection Point’s and GOWell’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Neither Inflection Point, GOWell nor any of their respective affiliates undertake any obligation to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

In connection with the Proposed Business Combination, Inflection Point and GOWell intend to prepare and file with the SEC a registration statement containing a preliminary proxy statement of Inflection Point and a preliminary prospectus with respect to the securities to be offered in the Proposed Business Combination. After the registration statement is declared effective, Inflection Point will mail a definitive proxy statement/prospectus relating to the Proposed Business Combination to its shareholders as of a record date to be established for voting on the Business Combination Agreement and the transactions contemplated thereby. Investors, shareholders and other interested persons are urged to read these documents and any amendments thereto, as well as any other relevant documents filed with the SEC when they become available because they will contain important information about Inflection Point, GOWell and the Proposed Business Combination. Investors and shareholders will also be able to obtain free copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, once available, without charge, at the SEC’s website located at www.sec.gov, or by directing a request to Maywood Acquisition Corp., 167 Madison Avenue Suite 205 #1017, New York, NY 10016.

Participants in the Solicitation

Inflection Point, GOWell, and their directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from Inflection Point’s shareholders in respect of the Proposed Business Combination and the other matters set forth in the registration statement. Information regarding Inflection Point’s directors and executive officers is available in Inflection Point’s Current Report on Form 8-K, which was filed with the SEC and declared effective on September 12, 2025 and is available free of charge at the SEC’s website located at www.sec.gov, or by directing a request to Maywood Acquisition Corp., 167 Madison Avenue Suite 205 #1017, New York, NY 10016. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests by security holdings or otherwise, will be contained in the proxy statement/prospectus relating to the Proposed Business Combination when it becomes available.

No Offer or Solicitation

This press release is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the Proposed Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

Investor Relations Contact:

Gateway Group

Cody Slach, Georg Venturatos

949-574-3860

GOWell@gateway-grp.com

Media Relations Contact :

Gateway Group

Zach Kadletz, Brenlyn Motlagh

949-574-3860

GOWell@gateway-grp.com

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